EXHIBIT 99.1

                                       FOR:   Consolidated Graphics, Inc.

                               APPROVED BY:   Ronald E. Hale, Jr.
                                              Vice President & Treasurer
                                              (713) 787-0977

                                   CONTACT:   Betsy Brod/Jonathan Schaffer
                                              Media:  Jennifer Kirksey
                                              Morgen-Walke Associates, Inc.
                                              (212) 850-5600

FOR IMMEDIATE RELEASE

              CONSOLIDATED GRAPHICS ADOPTS SHAREHOLDER RIGHTS PLAN

      HOUSTON, TX - December 16, 1999 - Consolidated Graphics, Inc. (NYSE: CGX) today announced that its Board of Directors has adopted a Shareholder Rights Plan designed to assure that all shareholders receive fair treatment in the event of any takeover attempt. The key provision of the Shareholder Rights Plan is a mechanism that will distribute for each outstanding share of the Company's common stock one Right that becomes exercisable upon certain triggering events.

      Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "While we are not aware of any attempt to acquire control of the Company, the Plan is designed to provide the Company's Board with negotiating leverage in dealing with a potential acquiror, to protect the Company from unfair takeover tactics, and to prevent an acquiror from gaining control of the Company without offering a fair price to all shareholders."

      The Plan is not intended to prevent a takeover on terms beneficial to the Company's shareholders, but rather to assure that all of the Company's shareholders are treated fairly should a takeover become imminent.

      The Plan provides for a dividend of one Right for each outstanding share of the Company's common stock. Each Right will entitle the holder to buy 1/100th of a share of the Company's Series A Junior Participating Preferred Stock, for an exercise price of $160.00. The Rights will be distributed to shareholders of record on December 28, 1999.

      The Rights will trade with the Company's common stock until exercisable. The Rights will not be exercisable until ten business days following a public announcement that a person or group has acquired 15 percent of the Company's common stock or until ten business days after a person or group begins a tender offer that would result in ownership of 15 percent of the Company's common stock, subject to certain extensions by the Board.

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CONSOLIDATED GRAPHICS ADOPTS SHAREHOLDER RIGHTS PLAN                    Page -2-


      If an acquiror becomes a 15 percent holder of the Company's common stock, the Rights "flip in" and become Rights to buy the Company's common stock at a 50 percent discount to the Current Market Price, as defined, and Rights owned by that acquiror become void. If, after an acquiror becomes a 15 percent holder of the Company's common stock, the Company is merged and its common stock is exchanged or converted, or if 50 percent or more of the Company's assets or earning power is sold or transferred, the Rights "flip over" and entitle the holders to buy shares of the acquiror's common stock at a 50 percent discount. A tender or exchange offer for all outstanding shares of the Company's common stock at a price and on terms determined to be fair and otherwise in the best interests of the Company and its shareholders by a majority of the Company's continuing directors will not trigger either the flip-in or flip-over provisions.

      The Rights may be redeemed at any time by the Company for $.01 per Right until ten business days following the first public announcement that an acquiror has acquired the level of ownership that "triggers" the Rights Plan. The Rights extend for ten years and will expire on December 15, 2009.

      Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. The Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $685 million. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

      This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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